Exhibit 99.2

UScellular announces expected name change to Array Digital Infrastructure

Appoints Doug Chambers as interim President and CEO of ArraySM

Expects to close on the sale of the wireless operations on August 1

CHICAGO (July 24, 2025) — United States Cellular Corporation (NYSE:USM) announced two developments today, each of which is subject to and will become effective upon the closing of the previously announced sale (the “T-Mobile Transaction”) of its wireless operations to T-Mobile US, Inc. The T-Mobile Transaction is expected to close on August 1, 2025, subject to satisfaction of closing conditions. Upon closing:

•Douglas W. Chambers will serve as interim President and Chief Executive Officer (CEO) of the post-closing business
•The post-closing business will change its name to Array Digital Infrastructure, Inc.SM
Chambers currently serves as Executive Vice President, Chief Financial Officer and Treasurer of UScellular. As interim CEO of Array, he will be responsible for overseeing operations and strategic initiatives related to the portfolio of 4,400 owned towers, noncontrolling investment interests and retained wireless spectrum.

“As we progress through the divestiture of the wireless operations, we are pleased to take these next steps in announcing leadership as well as the new legal name, Array Digital Infrastructure, Inc., of the post-closing company. Doug brings decades of industry experience and a robust understanding of the company’s strategy and overall operations, making him well suited to serve as interim President and CEO,” said LeRoy T. Carlson, Jr., UScellular Board Chair. “The Board is confident that Doug is the right leader to oversee the successful transition to Array while we consider potential choices for a permanent CEO.”

“I am honored to assume the role of interim CEO of Array at this pivotal time for the company,” said Chambers. “We have a great opportunity ahead of us and I look forward to working with the Board and our management team to continue to strengthen our tower business, seek opportunities to monetize our retained spectrum, and work towards closing the announced spectrum transactions.”

Mr. Chambers joined the TDS family of companies in 2007 and has served as Executive Vice President, CFO and Treasurer of UScellular for the past six years. He also currently serves on the board of UScellular.

In connection with the name change, the Company intends to change its ticker symbol on the NYSE to “AD” for its Common Stock. The new ticker symbol will replace the Company’s current ticker symbol “USM” which has been used since its initial public offering in 1988.

As part of the corporate name change, the Company will launch a new website and a new company logo. Array Digital Infrastructure, Inc. expects to remain headquartered in Chicago, IL.

Additional Developments - In a separate press release issued today, UScellular also announced that it expects its board of directors to approve a special cash dividend in the range of $22.50 - $23.75 per Common Share and Series A Common Share following the closing of the sale of the wireless operations. For further information, please refer to the press release which can be accessed on the Company’s website.

About UScellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 4.4 million retail connections in 21 states. The Chicago-based company had 4,100 full- and part-time associates as of March 31, 2025. At the end of the first quarter of 2025, Telephone and Data Systems, Inc. (NYSE: TDS) owned approximately 83 percent of UScellular. For more information about UScellular, visit uscellular.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations, including with respect to the expected closing date of the transaction with T-Mobile. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include but are not limited to: whether the announced transactions whereby UScellular has agreed to sell its wireless operations and selected spectrum assets will be successfully completed. Investors are encouraged to consider these and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of UScellular's Form 10-K, as updated by any UScellular Form 10-Q filed subsequent to such Form 10-K.

Contacts
Colleen Thompson, Vice President - Corporate Relations of TDS
colleen.thompson@tdsinc.com

Julie Mathews, IRC, Director - Investor Relations of TDS
julie.mathews@tdsinc.com